EXHIBIT 99.1


                CFI MORTGAGE ANNOUNCES CHANGES IN BANK ONE CREDIT
             AGREEMENT DESIGNED TO REDUCE INTEREST EXPENSE IN FUTURE

     West Palm Beach, Florida, - May 19, 1998 - CFI Mortgage Inc. (Nasdaq: CFIM) today announced that Bank One, Texas, N.A. ("Bank One"), has granted CFI's request to reduce total commitments under its warehouse line from $50 million to $25 million effective April 23, 1998.

     Don M. "Dusty" Lashbrook, Chief Operating Officer of CFI Mortgage, said the "maximum amount of the warehouse line was not needed now that CFI's master repurchase agreement with Nikko Financial Services Inc. ("Nikko") is in place and operational changes have been made to transfer loans from the Bank One facility to the Nikko facility on a weekly basis. In addition, the ability to reduce the line came about because of the company's decision to sell all sub-prime loans within 30 days of closing rather than to hold for securitization."

     Lashbrook said that CFIM initiated discussions in January regarding the reduction "in order to reduce the quarterly fee paid to Bank One which is based on the maximum amount of the line." The Bank One warehouse line matures on July 31, 1998.

     Presently, CFI Mortgage's credit lines include a $25 million warehouse line from Bank One, a $50 million accumulation line from Nikko Financial Services, Inc., and approximately $32.5 million from other sources.

     CFI Mortgage, through its wholly-owned operating subsidiaries, Bankers Direct Mortgage Corp. and Direct Mortgage Partners, Inc., is a rapidly growing mortgage banker engaged in originating, purchasing and selling conforming and non-conforming loans on one-to- four family residential units through its retail, wholesale and consumer finance divisions.

         Contact:          Don M. "Dusty" Laskbrook
                           Chief Operating Officer
                           (561) 687-1595